                                                                    EXHIBIT 12.A


                 SIERRA PACIFIC RESOURCES
          CALCULATION OF PRE-TAX INTEREST COVERAGES

                                             1997         1996        1995
                                           --------     --------    --------

Total Income Before Interest Charges       $126,111     $115,398    $103,761

Add:  Income Taxes:
        Included in operating expense        38,667       35,626      36,574
        Included in other income - net       (1,512)      (1,237)       (231)
      Allowance for Borrowed Funds
        Used During Construction              4,785        3,924       3,002
                                           --------     --------    --------

           TOTAL NUMERATOR                 $168,051     $153,711    $143,106
                                           ========     ========    ========
Interest Charges:
  Long-Term Debt                           $ 41,738     $ 39,770    $ 38,477
  Other                                       4,583        4,624       2,873
                                           --------     --------    --------

           TOTAL DENOMINATOR               $ 46,321     $ 44,394    $ 41,350
                                           ========     ========    ========

PRE-TAX INTEREST COVERAGE                      3.63         3.46        3.46
                                           ========     ========    ========